AllianceBernstein Variable Products Series Fund, Inc.	Exhibit 77M
--Intermediate Bond Portfolio
[811-5398 ]

	On April 28, 2008, AllianceBernstein Variable Products Series Fund, Inc.(?AVP?)--Intermediate Bond Portfolio (?Intermediate Bond?) acquired the assets and liabilities of each of AVP-AllianceBernstein High Yield Portfolio, AVP-AllianceBernstein Global Bond Portfolio, AVP-AllianceBernstein Americas Government Portfolio, and AllianceBernstein Global Dollar Government Portfolio (each an ?Acquisition?, and collectively, the ?Acquisitions?). The Board of Directors of AVP approved the Acquisitions on February 7, 2008. The Acquisitions did not require approval by stockholders of any of the Portfolios of AVP. The related Plan of Acquisition and Liquidation for the Acquisition is attached hereto as Exhibit 77Q1.








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